Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

PALO ALTO, Calif. – May 13, 2009 – CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for its second quarter of fiscal 2009 ended April 3, 2009.

CPI International (CPI) booked $115.5 million in orders in the second quarter of fiscal 2009, a record high for the company.  CPI had previously indicated that it expected to book more than $100 million in orders during the second quarter.

During the first six months of fiscal 2009, CPI booked orders totaling $182.5 million, essentially unchanged from the $185.2 million in orders booked in the corresponding period of the prior year.  Orders in the defense (radar and electronic warfare) and medical markets increased during the period, while orders in the communications, industrial and scientific markets decreased.

Commenting on the recent order bookings, Joe Caldarelli, chief executive officer of CPI, said, “We sense that business in CPI’s end markets may be stabilizing and that conditions are improving, increasing the likelihood of an upturn in business later this calendar year.  In the second quarter, CPI received a number of previously delayed orders and several notably large orders, including sizeable orders for significant radar, military communications and radiation therapy programs, which are expected to ship over a period of several quarters.”

CPI generated total sales of $81.9 million in the second quarter of fiscal 2009, a decrease from the $94.8 million generated in the same quarter of fiscal 2008.

In the twelve months ending April 3, 2009, CPI produced cash flow from operating activities totaling $31.3 million, or $1.79 per share on a diluted basis, and free cash flow totaling $27.8 million, or $1.59 per share on a diluted basis.  During the first six months of fiscal 2009, CPI has used its positive cash flow to retire $7.75 million principal amount of debt, including a second quarter repurchase of $3.0 million of Communications & Power Industries, Inc.’s 8% Senior Subordinated Notes due 2012.  Retiring debt remains a high priority for the company.  As of April 3, 2009, CPI’s cash and cash equivalents totaled $27.9 million, as compared to $28.7 million as of October 3, 2008.

CPI’s net income in the second quarter of fiscal 2009 equaled $3.7 million, or $0.21 per share on a diluted basis, a decrease from the $6.2 million, or $0.35 per share on a diluted basis, generated in the same quarter of fiscal 2008.  Net income in the second quarter of fiscal 2009 included $1.0 million, or $0.06 per share on a diluted basis, in non-recurring tax benefits.

EBITDA totaled $10.8 million, or 13 percent of sales, in the second quarter of fiscal 2009, a decrease from the $15.8 million, or 17 percent of sales, in the same quarter of the prior year.  The decreases in net income and EBITDA in the most recent quarter were primarily the result of the impact of lower sales volume on gross profit in the most recent quarter, and were offset, in part, by the positive impact of cost-reduction initiatives put in place by CPI in recent months.

Cost-saving Measures

CPI has implemented a number of cost-saving measures throughout the company to counter the impact of the challenging economic environment, including reducing its worldwide workforce by approximately seven percent, or approximately 110 people, since the beginning of fiscal 2009.  In addition, the company has implemented a salary freeze and salary reductions.  The chief executive officer has reduced his salary by 20 percent, the board of directors have reduced their fees by 20 percent and other senior executives have taken voluntary salary reductions of at least 10 percent.  CPI has also instituted additional temporary shutdowns of its facilities, increased employees’ mandatory time off, initiated work-share programs and reduced its contributions to certain employee retirement plans.  On an annualized basis going forward, the company estimates that the combination of these permanent and temporary measures will result in approximately $10 million in savings, while preserving the flexibility and resources to continue to meet the requirements of its customers.

Orders and Sales Highlights

During fiscal 2008 and the first six months of fiscal 2009, CPI has experienced ongoing delays in the receipt of orders in its defense markets that have resulted in a decrease in near-term demand for its radar and electronic warfare products.  In recent quarters, customers in the company’s medical, commercial communications, industrial and scientific markets have also delayed, reduced or cancelled a number of their equipment upgrade or infrastructure expansion programs in light of the challenging economy.

In the first six months of fiscal 2009, key orders highlights included:
  Orders in the defense markets increased from $66.7 million in the first six months of fiscal 2008 to $75.6 million in the same period in fiscal 2009, primarily due to increased orders for products to support certain U.S. and foreign radar programs.  This increase principally resulted from the timing of order receipts for those programs, and was partially offset by continued delays in the receipt of orders for certain other defense programs.  CPI believes that its defense markets have stabilized at recent levels, and that these levels will not vary significantly for the foreseeable future.  Notable defense orders included an approximately $3.1 million contract for the U.S. Navy’s APN-245 Automatic Carrier Landing System (ACLS) Beacon and an approximately $2 million contract for the AN/SPY-1B/D radar system on the Aegis weapons system.
  Orders in the medical market increased from $36.7 million in the first six months of fiscal 2008 to $39.7 million in the first six months of fiscal 2009.  This increase was the result of improved demand for products to support radiation therapy applications, and was partially offset by a decrease in demand for x-ray imaging products.
  Orders in the communications market decreased from $59.9 million in the first six months of fiscal 2008 to $54.8 million in the first six months of fiscal 2009, primarily as a result of decreased demand for products to support commercial communications applications.  These decreases were partially offset by an increase in orders for military communications programs, including an approximately $13 million order for the Warfighter Information Network – Tactical (WIN-T) program, orders to upgrade communications terminals from the Joint Network Node (JNN) program, amplifier orders to support a multinational organization and several other orders for military communications programs.
In the second quarter of fiscal 2009, key sales highlights included:
  Sales in the defense markets decreased from $39.7 million in the second quarter of fiscal 2008 to $34.3 million in the second quarter of fiscal 2009.  This decrease was primarily due to an expected $1.9 million decrease in sales of CPI products to support the Aegis weapons system, as well as decreases in sales for several other radar programs due to the timing of order receipts for those programs.  As previously announced, CPI expects its sales of products to support the Aegis weapons system in fiscal 2009 to total approximately $10 million, or approximately half of its fiscal 2008 sales, because the company has completed supplying products for funded new ship builds for that system.
  Medical sales decreased from $17.0 million in the second quarter of fiscal 2008 to $15.6 million in the most recent quarter due to decreased sales of x-ray imaging products.
  Communications sales decreased from $28.5 million in the second quarter of fiscal 2008 to $25.3 million in the second quarter of fiscal 2009, as demand for products to support commercial communications applications softened.  These decreases were partially offset by increased sales of products for military communications programs.
Fiscal 2009 Outlook

“We are taking aggressive and necessary action to preserve CPI’s bottom line and to maintain a strong balance sheet during the current economic downturn.  We continue to generate healthy cash flow and expect to deliver on our promise of adjusted free cash flow in excess of $20 million in fiscal 2009, enabling CPI to continue to retire debt,” said Caldarelli.  “Business appears to be stabilizing in the defense markets, our military communications business continues to do well and we sense that the weakening of the economy may be easing.  We are continuing to take the necessary steps to ensure that CPI remains well-prepared to act on the opportunities that will undoubtedly arise as the economy recovers.”

CPI expects its financial performance in the third quarter of fiscal 2009 to be similar to, or slightly better than, its performance, excluding non-recurring tax benefits, in the second quarter.  Based on the assumption that the global economy is stabilizing, the company believes that there is an opportunity for its fourth quarter results to improve in comparison to its results in the previous three quarters.

Financial Community Conference Call

In conjunction with this announcement, CPI will hold a conference call on Thursday, May 14, 2009 at 11:00 a.m. (EDT) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (877) 857-6144, or (719) 325-4796 for international callers, enter participant pass code 1612034 and ask for the CPI International Second Quarter 2009 Financial Results Conference Call.  To access the call via the Internet, please visit http://investor.cpii.com.

About CPI International, Inc.

CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before net interest expense, provisions for income taxes and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring or non-cash items.  EBITDA margin represents EBITDA divided by sales.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees.  Free cash flow per share represents free cash flow divided by average shares outstanding on a fully diluted basis.  Free cash flow conversion represents free cash flow divided by net income, expressed as a percentage.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring items.  For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information.  In addition, this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; the impact of a general slowdown in the global economy; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; and inability to obtain raw materials and components.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except per share data - unaudited)

	Three Months Ended		Six Months Ended
	April 3, 2009	March 28, 2008	April 3, 2009	March 28, 2008
Sales	$81,903	$94,804	$159,049	$180,714
Cost of sales	60,137	66,738	117,367	128,512
Gross profit	21,766	28,066	41,682	52,202
Operating costs and expenses:
Research and development	3,157	2,930	5,340	5,654
Selling and marketing	4,801	5,328	9,790	10,500
General and administrative	5,196	5,492	10,400	11,645
Amortization of acquisition-related intangible assets	691	781	1,385	1,562
Net loss on disposition of fixed assets	44	41	64	75
Total operating costs and expenses	13,889	14,572	26,979	29,436
Operating income	7,877	13,494	14,703	22,766
Interest expense, net	4,306	4,805	8,761	9,617
(Gain) loss on debt extinguishment	(197)	393	(197)	393
Income before income taxes	3,768	8,296	6,139	12,756
Income tax expense (benefit)	79	2,142	(5,205)	4,092
Net income	$3,689	$6,154	$11,344	$8,664

Other comprehensive income, net of tax
Net unrealized gain (loss) on cash flow hedges and other
comprehensive income	617	(2,001)	(3,262)	(3,202)
Comprehensive income	$4,306	$4,153	$8,082	$5,462

Earnings per share - Basic	$0.23	$0.38	$0.70	$0.53
Earnings per share - Diluted	$0.21	$0.35	$0.65	$0.49

Shares used to compute earnings per share - Basic	16,317	16,387	16,293	16,379
Shares used to compute earnings per share - Diluted	17,319	17,656	17,353	17,744

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data - unaudited)

	April 3,	October 3,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$27,863	$28,670
Restricted cash	1,101	776
Accounts receivable, net	41,882	47,348
Inventories	68,321	65,488
Deferred tax assets	13,146	11,411
Prepaid and other current assets	3,808	3,823
Total current assets	156,121	157,516
Property, plant, and equipment, net	60,346	62,487
Deferred debt issue costs, net	4,321	4,994
Intangible assets, net	77,024	78,534
Goodwill	162,293	162,611
Other long-term assets	3,651	806
Total assets	$463,756	$466,948

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$-	$1,000
Accounts payable	21,065	21,109
Accrued expenses	21,924	23,044
Product warranty	3,981	4,159
Income taxes payable	3,612	7,766
Advance payments from customers	12,898	12,335
Total current liabilities	63,480	69,413
Deferred income taxes	26,508	27,321
Long-term debt, less current portion	217,916	224,660
Other long-term liabilities	1,897	1,689
Total liabilities	309,801	323,083
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 90,000 shares
authorized; 16,723 and 16,538 shares issued;
16,517 and 16,332 shares outstanding)	167	165
Additional paid-in capital	73,824	71,818
Accumulated other comprehensive loss	(5,071)	(1,809)
Retained earnings	87,835	76,491
Treasury stock, at cost (206 shares)	(2,800)	(2,800)
Total stockholders’ equity	153,955	143,865
Total liabilities and stockholders' equity	$463,756	$466,948

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands - unaudited)

	Six Months Ended
	April 3,	March 28,
	2009	2008

Cash flows from operating activities
Net cash provided by operating activities	$7,865	$10,439

Cash flows from investing activities
Capital expenditures	(1,818)	(2,558)
Proceeds from adjustment to acquisition purchase price	-	1,615
Payment of patent application fees	-	(147)
Net cash used in investing activities	(1,818)	(1,090)

Cash flows from financing activities
Repayments of debt	(7,495)	(10,000)
Proceeds from issuance of common stock to employees	605	418
Proceeds from exercise of stock options	36	-
Net cash used in financing activities	(6,854)	(9,582)

Net decrease in cash and cash equivalents	(807)	(233)
Cash and cash equivalents at beginning of period	28,670	20,474
Cash and cash equivalents at end of period	$27,863	$20,241

Supplemental cash flow disclosures
Cash paid for interest	$8,323	$8,293
Cash paid for income taxes, net of refunds	$2,270	$8,722

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended		Six Months Ended
		April 3,	March 28,	April 3,	March 28,
		2009	2008	2009	2008
Net income		$3,689	$6,154	$11,344	$8,664
Depreciation and amortization		2,679	2,742	5,377	5,392
Interest expense, net		4,306	4,805	8,761	9,617
Income tax (benefit) expense		79	2,142	(5,205)	4,092
EBITDA		10,753	15,843	20,277	27,765

Adjustments to exclude certain non-recurring or non-cash items:
Stock-based compensation expense	(1)	701	550	1,322	974
(Gain) loss on debt extinguishment	(2)	(197)	393	(197)	393
Total adjustments		504	943	1,125	1,367
Adjusted EBITDA		$11,257	$16,786	$21,402	$29,132

EBITDA margin	(3)	13.1%	16.7%	12.7%	15.4%
Adjusted EBITDA margin	(4)	13.7%	17.7%	13.5%	16.1%
Net income margin	(5)	4.5%	6.5%	7.1%	4.8%

(1)	Represents a non-cash charge for stock options, restricted stock awards, restricted stock unit awards and the employee discount related to CPI's Employee Stock Purchase Plan.
(2)	For the periods ended April 3, 2009, represents the following related to repurchase of $3.0 million of 8% Senior Subordinated Notes at a discount of 8.5%: $0.255 million discount, partially offset by $0.058 million write-off of unamortized deferred debt issue costs. For the periods ended March 28, 2008, represents the following expenses related to the redemption of floating rate senior notes: $0.255 million for non-cash costs associated with the write-off of unamortized deferred debt issue costs and issue discount costs; and $0.138 million in cash payments for redemption premiums and other expenses.
(3)	Represents EBITDA divided by sales.
(4)	Represents adjusted EBITDA divided by sales.
(5)	Represents net income divided by sales.

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow, Adjusted Free Cash Flow, Free Cash Flow Conversion
and Free Cash Flow per Share
(in thousands, except per share and percent data - unaudited)

		Twelve Months Ended
		April 3,
		2009
Net cash provided by operating activities		$31,307
Capital expenditures		(3,522)
Free cash flow		27,785

Adjustments to exclude certain non-recurring items:
Cash paid for debt extinguishment costs, net of taxes	(1)	47
Cash paid for prior year transfer pricing audit	(2)	197
Total adjustments		244
Adjusted free cash flow		$28,029

Free cash flow		$27,785
Net income		$23,129
Free cash flow conversion	(3)	120%

Free cash flow per share	(4)	$1.59

(1)	Represents redemption premiums and other expenses associated with the repurchase and redemption of CPI's floating rate senior notes, net of taxes.
(2)	Represents a payment made to the Canada Revenue Agency ("CRA") related to an audit of Communications & Power Industries Canada Inc.'s ("CPI Canada") income tax returns for fiscal years 2001 and 2002. CPI Canada has received a tax assessment, including interest expense, from the CRA for fiscal years 2001 and 2002, based on tax deductions related to the valuation of the Satcom business, which was purchased by CPI Canada from Communications & Power Industries, Inc. in fiscal years 2001 and 2002. While the Company believes it has meritorious defenses and is in the process of pursuing these defenses, certain payments are required to be made in the meantime. The Company considers this a non-recurring use of cash as it pertains to previous years.
(3)	Represents free cash flow divided by net income, expressed as a percentage.
(4)	Represents free cash flow divided by the simple average of the last four fiscal quarters Shares used to compute earnings per share: Diluted. The simple average of the last four fiscal quarters Shares used to compute earnings per share: Diluted is 17,503,000 shares.